Exhibit 99.1

2U, Inc. Announces Chief Financial Officer Retirement

LANHAM, Md. – August 22, 2019 – 2U, Inc. (Nasdaq: TWOU), a global leader in education technology, today announced that following a successful seven-year career, Catherine A. Graham has notified the company that she plans to retire as chief financial officer, effective April 1, 2020 or upon the company’s earlier appointment of her successor. Until then, Graham will continue in her role as chief financial officer and oversee the completion of the company’s fiscal year-end reporting requirements as well as provide support during the transition. Following her retirement, the company expects to retain Graham as a strategic advisor for a period of time to be mutually agreed.

2U is conducting an external search for its next chief financial officer and has retained executive search firm, Russell Reynolds Associates, to assist in the process.

“For the past seven years, Cathy has been an indispensable part of 2U’s success, an important member of our leadership team, and a valued advisor to me personally,” 2U Co-Founder and CEO Christopher “Chip” Paucek said. "Her financial acumen and effectiveness in communicating complexities with clarity have been a hallmark of her tenure and a strength we can benefit from in the future.”

“From the first day I joined, working alongside such a talented and dedicated team of 2Utes and leadership colleagues who all share the same passion for our mission has been a highlight of my career,” Graham said. “During those seven years, we’ve positively impacted the lives of over 100,000 students while building a great business and an amazing company, and I look forward to continuing to help further the company’s mission.”

About 2U, Inc. (Nasdaq: TWOU)

Eliminating the back row in higher education is not just a metaphor—it's our mission. For more than a decade, 2U, Inc., a global leader in education technology, has been a trusted partner and brand steward of great universities. We build, deliver, and support more than 250 digital and in-person educational offerings, including graduate degrees, professional certificates, Trilogy-powered boot camps, and GetSmarter short courses. Together with our partners, 2U has positively transformed the lives of more than 150,000 students and lifelong learners. To learn more, visit 2U.com. #NoBackRow

Cautionary Language Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 concerning the Company and other matters. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Examples of forward-looking statements include, among others, statements we make regarding Ms. Graham’s retirement, future roles with the Company and the appointment of her successor. The Company has based these forward-looking statements largely on its current expectations about future events and short term and long-term business operations and objectives as of the date of this press release. We undertake no obligation to update these statements as a result of new information or future events. In light of these uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual events could differ materially and adversely from those anticipated.

Investor Relations Contact: Ed Goodwin, 2U, Inc., egoodwin@2U.com

Media Contact: Krista Celentano, 2U, Inc., kcelentano@2U.com